EXHIBIT j(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2009, which report appears in the December 31, 2008 Annual Report to Shareholders of Baron Partners Fund and Baron Retirement Income Fund, relating to the financial statements and financial highlights of Baron Partners Fund and Baron Retirement Income Fund as of and for the year ended December 31, 2008, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Registered Public Accountants” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers LLP

New York, New York

December 11, 2009